Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation adds former Southern Company CFO to its Board of Directors

ALLENTOWN, Pa. (Oct. 1, 2020) – PPL Corporation (NYSE: PPL) announced today that Arthur P. Beattie, an executive with more than four decades of experience in the utility industry, will join the company’s board of directors.

Beattie, who retired in 2018 as Southern Company’s executive vice president, chief financial officer and chief risk officer, will serve on PPL’s Audit Committee. His appointment to the board is effective today.

“Art brings to the board a wealth of knowledge and experience in regulated utilities, financial planning and reporting, enterprise risk management, and mergers and acquisitions,” said PPL Board Chair William H. Spence. “His skills and insight will complement well the strengths of our diverse and experienced board as we best position PPL for long-term growth and success.”

Prior to his role as Southern Company’s CFO and chief risk officer from 2010 to 2018, a role in which he was responsible for accounting, treasury, financial planning, tax, risk management and investor relations functions, Beattie served for five years as executive vice president and CFO of Alabama Power Company, a Southern subsidiary. Before that, he served nearly three decades in a variety of other leadership roles at Alabama Power.

Beattie holds a bachelor’s degree in finance from the University of Tennessee and a master’s degree in business administration from the University of Alabama at Birmingham. He has prior public company board experience as a director for Emageon, Inc., from 2004 to 2009. Beattie has also served as a board member for several charitable foundations and nonprofit organizations, including the Alabama School of Fine Arts Foundation, Greater Birmingham Salvation Army Advisory Board, Southern Company Foundation and Alabama Power Foundation.

Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and U.K. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
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